LETTER TO CLIENTS

                           OFFER TO PURCHASE FOR CASH

                                       by

                           THISTLE GROUP HOLDINGS, CO.

                   UP TO 1,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                   AT A PURCHASE PRICE NOT GREATER THAN $12.50
                         NOR LESS THAN $11.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, JUNE 7, 2002, UNLESS THE OFFER IS EXTENDED. THISTLE GROUP HOLDINGS, CO. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                                     May 7, 2002

To Our Clients:

         Enclosed for your consideration are the Offer to Purchase for Cash, dated May 7, 2002, and the related letter of transmittal in connection with the offer by Thistle Group Holdings, Co., a Pennsylvania corporation, to purchase for cash 1,000,000 shares of its common stock, par value $0.10 per share, at a price not greater than $12.50 nor less than $11.50 per share, to the seller in cash, without interest, as specified by shareholders tendering their shares.

         Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, Thistle Group Holdings, Co. will select the lowest purchase price between $11.50 and $12.50 per share in cash, without interest, that will allow it to purchase 1,000,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

         Thistle Group Holdings, Co.'s offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase for Cash, dated May 7, 2002, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued under the Rights Agreement, dated as of September 30, 1999, between Thistle Group Holdings, Co. and Registrar and Transfer Company, as rights agent, and unless the context requires otherwise, all references to shares shall include the associated preferred stock purchase rights.

         Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase for Cash, all of the shares tendered at or below the purchase price may not be purchased if more than 1,000,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Thistle Group Holdings, Co.'s expense as soon as practicable following the expiration date.

         Thistle Group Holdings, Co. reserves the right, in its sole discretion, to purchase more than 1,000,000 shares pursuant to the offer, subject to applicable law.

         Upon the terms and conditions of Thistle Group Holdings, Co.'s offer, if more than 1,000,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Thistle Group Holdings, Co. will purchase properly tendered shares in the following order:

          o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

               o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

               o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

          o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in Section 7 of the Offer to Purchase for Cash, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

         A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

         Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

         WE CALL YOUR ATTENTION TO THE FOLLOWING:

          1. You may tender shares at prices not in excess of $12.50 nor less than $11.50 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

          2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

          3. The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the Offer to Purchase for Cash.

          4. The tender offer and withdrawal rights will expire at 5:00 p.m., Eastern time on Friday, June 7, 2002, unless Thistle Group Holdings, Co. extends the tender offer.

          5.   The  tender   offer  is  for   1,000,000   shares,   constituting
               approximately 15% of the shares outstanding as of May 7, 2002.

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

          6. Tendering shareholders who are registered shareholders or who tender their shares directly to Alpine Fiduciary Services, Inc. as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase for Cash and the letter of transmittal, stock transfer taxes on Thistle Group Holdings, Co.'s purchase of shares under the tender offer.

          7. If you are an odd lot holder, meaning that you own beneficially or of record an aggregate of fewer than 100 shares, (including shares held in the Thistle Group Holdings Co. Automatic Dividend Reinvestment Plan, but not including shares held in Roxborough Manayunk's Employee Stock Ownership Plan) and you instruct us to tender on your behalf all such shares at or below the purchase price before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, Thistle Group Holdings, Co., upon the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

          8. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

          9. The board of directors of Thistle Group Holdings, Co. has approved the tender offer. However, neither Thistle Group Holdings, Co. nor its board of directors nor the information agent makes any recommendation to shareholders as to whether they should tender or not tender their shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. Thistle Group Holdings, Co.'s directors and executive officers have advised Thistle Group Holdings, Co. that they do not intend to tender any shares in the tender offer.

          10. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

         Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

         The tender offer is being made solely under the Offer to Purchase for Cash and the related letter of transmittal and is being made to all record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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

                                INSTRUCTION FORM

        INSTRUCTIONS FOR TENDER OF SHARES OF THISTLE GROUP HOLDINGS, CO.

         By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase for Cash, dated May 7, 2002, and the related letter of transmittal in connection with the offer by Thistle Group Holdings, Co., a Pennsylvania corporation, to purchase shares of its common stock, $0.10 par value per share. Thistle Group Holdings, Co. is offering to purchase up to 1,000,000 shares at a price not greater than $12.50 nor less than $11.50 per share, to the seller in cash, without interest, as specified by shareholders tendering their shares. Thistle Group Holdings, Co.'s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of September 30, 1999, between Thistle Group Holdings, Co. and Registrar and Transfer Company, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

         This will instruct us to tender to Thistle Group Holdings, Co., on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

         Number of shares to be tendered:

          ___________________ shares.  (Unless otherwise indicated, it  will  be assumed that all shares held by us for your account are to be tendered.)

                        PRICE AT WHICH YOU ARE TENDERING
                (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below instead of the box under "Shares tendered at a price determined pursuant to the offer," you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by Thistle Group Holdings, Co. for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

         PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

                           [  ]   $11.50
                           [  ]   $11.75
                           [  ]   $12.00
                           [  ]   $12.25
                           [  ]   $12.50

                                       OR


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

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

[_] By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by Thistle Group Holdings, Co. in accordance with the terms of the offer. This action will maximize the chance of having Thistle Group Holdings, Co. purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $11.50.

                                    ODD LOTS
                (SEE INSTRUCTION 8 TO THE LETTER OF TRANSMITTAL)

Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares (including any shares held in the Thistle Group Holdings, Co. Automatic Dividend Reinvestment Plan, but not including any shares held in Roxborough Manayunk Employee Stock Ownership Plan) and are tendering all of your shares.

You either (check one box):

[_] are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

[_]  are a broker, dealer, commercial bank, trust company, or other nominee that
     (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

                               CONDITIONAL TENDER
                (SEE INSTRUCTION 15 TO THE LETTER OF TRANSMITTAL)

You may condition your tender of shares on Thistle Group Holdings, Co. purchasing a specified minimum number of your tendered shares, all as described in Section 7 of the Offer to Purchase for Cash. Unless the minimum number of shares you indicate below is purchased by Thistle Group Holdings, Co. in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

[_] The minimum number of shares that must be purchased, if any are purchased, is: ____________ shares.

If because of proration, the minimum number of shares that you designated above will not be purchased, Thistle Group Holdings, Co. may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

[_]  The tendered shares represent all shares held by me.

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

         THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGN HERE:

Signature(s): __________________________________________________________________

Print Name(s): _________________________________________________________________

Address(es): ___________________________________________________________________

Area Code and Telephone Number: ________________________________________________

Taxpayer Identification or Social Security Number: _____________________________

Date: ______________________, 2002


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